May 5, 1999



Board of Directors
FEI Company
7451 NW Evergreen Parkway
Hillsboro, OR 97124-5830

     Re: Merger transaction pursuant to that certain Agreement and Plan of Merger dated December 3, 1998 by and among FEI COMPANY ("FEI"), MC ACQUISITION CORPORATION ("Sub") and MICRION CORPORATION ("Micrion")

     We have acted as your counsel in connection with the proposed merger of MC Acquisition Corporation, an Oregon corporation ("Sub"), and Micrion Corporation, a Massachusetts corporation ("Micrion"), and related transactions (the "Merger"). Sub is a wholly owned subsidiary of FEI Company, an Oregon corporation ("FEI"). The parties will effect the Merger pursuant to the terms of the Agreement and Plan of Merger dated as of December 3, 1998 (the "Merger Agreement") by and among FEI, Sub and Micrion. Unless otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the Merger Agreement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(a) the Merger Agreement, (b) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 5, 1999 in connection with the Merger, including the Joint Proxy Statement-Prospectus contained therein (the "Registration Statement"), and (c) the representation letter of Micrion addressed to us and attached hereto as Appendix A and the representation letter of FEI and Sub addressed to us and attached hereto as Appendix B (collectively, the "Representation Letters"). In rendering the opinion set forth below, we have relied upon certain facts and representations contained in the Merger Agreement, the Registration Statement and the Representation Letters. We have made no independent investigation with regard to such facts and representations. We assume that all such facts and representations are, and will be at all relevant times, true and complete, but we express no


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The Board of Directors
FEI Company
May 5, 1999
Page 2


opinion as to their accuracy or completeness. We also assume that the transactions described in the Merger Agreement will be carried out in accordance with its terms and that Micrion, FEI and Sub have complied with and, where applicable, will continue to comply with the covenants in the Merger Agreement.

     Our opinion is based on the Internal Revenue Code of 1986, as amended ("Code") and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service (the "Service"), judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists as of the date of this letter. Existing laws may be changed by legislation or promulgation of regulations or may be interpreted differently than they are at present by courts or by the Service, and such changes may alter the conclusions reached in this letter. We are unable to opine with certainty concerning the federal income tax consequences of the Merger because such federal income tax consequences depend on the relative values of FEI Common Stock and cash received by Micrion stockholders in the Merger.

     Based upon and subject to the foregoing, it is our opinion that for federal income tax purposes, if Micrion is merged with and into Sub in the Merger and at least 40 percent of the total consideration received by Micrion stockholders in the Merger consists of FEI Common Stock, or if Sub is merged with and into Micrion in the Merger and Merger Consideration consists solely of FEI Common Stock, then: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by Micrion as a result of the Merger; (iii) the amount of gain recognized by a Micrion stockholder upon the exchange of Micrion Shares for Merger Consideration will equal the lesser of (a) the cash (if any) received by such stockholder in exchange for Micrion Shares, and (b) the stockholder's total gain in the Micrion Shares exchanged; (iv) the aggregate tax basis of the shares of FEI Common Stock received in exchange for Micrion Shares in the Merger in the hands of a former stockholder of Micrion will be the same as the aggregate tax basis of the Micrion Shares exchanged for FEI Common Stock in the Merger by such stockholder, reduced by the amount of any cash received by such stockholder in the Merger, and increased by any gain recognized by such stockholder in the Merger; (v) the holding period of the shares of FEI Common Stock received in exchange for Micrion Shares in the Merger will include the holding period of the Micrion Shares exchanged for FEI Common Stock (provided the Micrion Shares were held as a capital asset by the Micrion stockholder at the Effective Time); and (vi) the discussion of federal income tax consequences concerning Micrion and its stockholders set

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The Board of Directors
FEI Company
May 5, 1999
Page 3


forth in the Registration Statement under the heading "United States Federal Income Tax Consequences" is accurate in all material aspects.

     If the aggregate value of the FEI Common Stock to be received by the Micrion stockholders pursuant to the Merger Agreement in their capacity as stockholders of Micrion constitutes less than 40 percent of the value of the total Merger Consideration, determined by reference to the closing price of FEI Common Stock on the Closing Date, the Merger will be effected by a merger of Sub with and into Micrion. In such circumstances, in our opinion no gain or loss will be recognized by Micrion as a result of the Merger, but a Micrion stockholder will recognize gain or loss upon the exchange of Micrion Shares for Merger Consideration in an amount equal to the difference between the value of the Merger Consideration received by such stockholder and such stockholder's tax basis in the Micrion Shares exchanged in the Merger.

     Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to any other issue, including any other tax aspects of the Merger. In particular, we express no opinion with respect to any state, local or foreign tax consequences of the Merger. In addition, our conclusions are based on federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis. If any assumption described above is not true, correct and complete, or if any fact or representation described above or contained in the Merger Agreement, Registration Statement or the Representation Letters is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion will be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

     This opinion is furnished to you solely for use in connection with the Merger Agreement and no person may be subrogated to any rights you have in connection with our opinion, provided, however, FEI stockholders may rely on this opinion. Except as may be required by law, this letter may not be filed with or furnished to any individual, entity,

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The Board of Directors
FEI Company
May 5, 1999
Page 4


association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       Stoel Rives LLP

Enclosures